ASSET PURCHASE, SALE AND TRANSFER AGREEMENT

This Asset Sale, Purchase and Transfer Agreement (this “Agreement”) is made between DMP Holdings, Inc., a Utah corporation (the “Seller”), and Security Solutions Group, Inc., a Nevada corporation (the “Buyer”) on this 12th day of November, 2009

RECITALS

WHEREAS, Buyer desires to acquire certain assets and business operations owned by Seller, and Seller is willing to sell such assets and business operations to Buyer, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for the good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Definitions.  As used herein, the following terms shall have the following meanings:

A.  Assets.  The term “Assets” shall mean Praesidium a brand protection, loss prevention and asset management technology that includes IP, agreements, contracts, documents, equipment and inventory, specifically designed to provide a total solution in the area of Brand Protection and Loss Prevention products and services.

B.  Contracts.  The term “Contracts” shall mean the contracts and leases (except for the long term leases described in Section 1.3), which are described in Sections 1.1 and 1.2 and 1.4.

C.  Closing.  The term “Closing” or “Closing Date” shall have the meaning ascribed to it in Section 3.1.

D.   Material Adverse Effect.  The term “Material Adverse Effect” shall mean events which have an adverse effect in the aggregate which, measured in dollars, exceeds the sum of $15,000.

E.  Material Contract.  The term “Material Contract” shall have the meaning ascribed to it in Section 5.3.

F.  Affiliate of Seller.  The term “Affiliate of Seller” shall mean (i) any individual, partnership, corporation, or other entity or person which is owned or controlled directly or indirectly by Seller; (ii) any other individual, partnership, corporation, or other entity or person which controls or is controlled by or under common control with Seller; and (iii) any officer, director, partner, or owner of 10 percent or greater equity or voting interest in any such other corporation, partnership, or other entity or person.

G.  Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

H.  Agreement.  The term “Agreement” shall mean this instrument and all Schedules and Exhibits attached hereto.

1. Sale, Purchase and Transfer of Assets.  Subject to the terms and conditions of this Agreement, at the Closing referred to herein, Seller agrees to sell, transfer and assign and Buyer agrees to purchase and accept on the terms stated herein, all of Seller’s right, title and interest in and to the Assets, including, without limitation, the following:

1.1. Personal Property. All of the personal property relating to the Assets shall be transferred, sold and assigned to Buyer, including, without limitation, the following (if applicable and in the possession of Seller):

(a). Records. Seller’s management and other records relating to the Assets which, in the reasonable judgment and discretion of Seller, are segregated or segregatable by Seller from the overall records of Seller, including but not limited to inventory systems, hardware, software, records, customer lists, computers, office equipment and furniture.

(b). Mobile Equipment, Machinery and Equipment.  The mobile equipment, machinery, equipment, tools, fixtures and furniture used  by Seller exclusively or primarily in connection with the Assets as such items listed thereon may have been sold, replaced, deleted or added in the ordinary course of business, together with certificates of title for motor vehicles which are licensed and owned by Seller.

(c). Office Supplies.  The office supplies and forms, packaging materials and similar miscellaneous tangible personal property used by Seller exclusively or primarily in connection with the Assets.

(d). Contracts.  All rights and obligations under those instruments not related to real property, including the contracts, leases, permits and licenses to the extent the same are assignable, including sales orders and commitments, purchase orders and commitments, agreements and contracts of Seller which relate to work or services to be performed for Assets.

(e).  Accounts receivables reflected on Seller’s books for goods invoiced, shipped, or delivered, and advance payments generated or incurred by or in connection with the (including allowances for deductions from remittances, employee advances, rebates, receivables, deposits on bids) and other receivables and claims including claims against third parties which arise from acts or events occurring prior to the Closing Date;

1.2 Assignment of Contracts.

(a). Contracts Assignable Without Consent.  Seller agrees to assign or cause to be assigned to Buyer, as of the Closing, all of the rights of Seller under the Contracts that are assignable without consent of any third party and Buyer shall assume, as of the Closing, all obligations of Seller thereunder which arise before, at or after Closing.

(b). Seller to Use Reasonable Efforts.  Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to sell, assign, transfer or convey or cause to be sold, assigned, transferred or conveyed to Buyer, if applicable, any of its rights in and to any of the Contracts without first obtaining all necessary approvals, consents or waivers.  Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain all necessary approvals, consents or waivers, or to resolve any impracticalities of transfer necessary to assign or convey to Buyer, if applicable, each such Contract as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested.  Such approvals, consents, and waivers shall be in favor of Buyer.  In the event Seller obtains consent to assignment of a Contract prior to the Closing, Buyer shall assume, as of Closing, all obligations of Seller thereunder which arise before, at or after the Closing, as though no consent was required.

(c). If Waivers or Consents Cannot be Obtained.  To the extent that any of the approvals, consents or waivers referred to in have not been obtained by Seller as of the Closing, or until the impracticalities of transfer are resolved, Seller shall, during the remaining term of such Contracts, use all reasonable efforts to (i) obtain the consent of any such third party with the filing fees and ordinary administrative charges payable to such third party to be split equally by the parties; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Contracts to Buyer, so long as Buyer fully cooperates with Seller in such arrangements; and (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Contracts against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Contracts in accordance with the terms thereof upon the request of, and indemnification from, Buyer).

(d). Non-assignability.   The rights and obligations of either party is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof.

1.3 Transferring Permits and Licenses.  Seller will assign, transfer or convey, or cause to be assigned, transferred or conveyed to Buyer at the Closing those permits and licenses, to the extent that any Contract or any claim, right or benefit arising thereunder are held or used by the Seller in connection with the Assets and which can be assigned without having to obtain the consent of any third party with respect thereto.  Seller will cooperate with Buyer in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Seller in connection with the Assets which are so assignable or transferable; however, neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested.  Buyer shall assume, as of Closing, all obligations of Seller arising prior to, at or after Closing under those permits and licenses which can be transferred without having to obtain the consent of any third party and those permits and licenses for which consent to transfer is obtained prior to Closing.  Subsequent to the Closing, to the extent permitted by law, upon ninety (90) days prior written notice, Seller shall have the right to cancel any permits or licenses or any bonds, guarantees or undertakings by Seller applicable to the Assets or the Business to the extent such are not so assigned or transferred to Buyer pursuant to this Section.

1.4. Liabilities Assumed by Buyer.  Buyer shall, effective as of the Closing and without any further responsibility or liability of or recourse to Seller, or its directors, shareholders, officers, partners, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and shall be liable and responsible for the claims, liabilities, and obligations of Seller with respect to the Assets, whether or not disclosed to Buyer, and whether or not occurring or arising prior to, at or after Closing.

2.  Consideration.  Subject to adjustment in accordance with the provisions of this Agreement, the Consideration submitted to Seller by Buyer for the Assets is in the amount of $407,500 (the “Purchase Price”).  The Consideration shall be made in the form of a Promissory Note by and between Security Solutions Group, Inc. as Promisor, and DMP Holdings, Inc., as Payee.

3.  Closing.

3.1 Date of Closing.  The Closing shall take place at such place and time as the parties may agree in writing, on November 12, 2009, unless an earlier or later date are mutually designated by Seller and Buyer.  The foregoing date is the date on which the Buyer shall deliver the Purchase Price to the Seller and which the Seller shall deliver possession of the Assets to Buyer and is referred to in this Agreement as the “Closing” or “Closing Date”.

3.2 Documents to be Delivered by Seller.  At or prior to the Closing, Seller shall deliver, or cause to be delivered, the following:

(a).  documents of transfer, bills of sale, certificates of title and other instruments of transfer, dated the Closing Date, transferring to Buyer title to the Assets.

(b).  documents evidencing the assignment and assumption of the Contracts to Buyer (together with any third-party consents required for such transfers) and the assignment and assumption of any permits and licenses (together with any third-party consents required for such transfers) not transferred pursuant to Section 3.4(a), and the Assignment, Acceptance, and Assumption Agreement described in Section 1.8;

3.3 Documents to be Delivered by Buyer.  At or prior to the Closing Date, Buyer shall deliver the following:

(a).  documents evidencing the assignment and assumption of all Contracts and the assignment and assumption of all permits and licenses transferred by Seller to Buyer pursuant to Section 3.

(b). a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer.

3.4 Transfer Taxes; Prorations.  Any recording fees, transfer taxes, or sales taxes payable as a result of the sale of the Assets shall be paid by Buyer.

4. Conduct of the Seller Pending Closing.

(a)  Between the date hereof and the Closing Date, Seller shall continue to use the Assets in the ordinary course and in a manner reasonably consistent with its present operating plan.

(b)  Seller will not take any action, (i) the result of which will be to create a Material Adverse Effect on the value of the Assets, or (ii) which is both not reasonably consistent with its normal operating plan and not in the ordinary course of business, except as otherwise set forth in this Section 4.

5.  Representations of Seller.  Seller represents to Buyer that:

5.1

Organization, Standing and Authority.  Seller is a corporation organized, existing, and in good standing under the laws of Nevada and has the full corporate power and authority to enter into and to perform this Agreement.

5.2

Authorization of Agreement; Authority.  The execution, delivery and  performance of this Agreement by Seller has been duly authorized by all necessary corporate action of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding inequity or at law).  The execution, delivery and performance of this Agreement by Seller will not (a) violate or conflict with the Seller’s power and authority; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date, conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, permit or other instrument to which Seller is a party or is bound or by which the Assets are bound.

5.3

Material Contracts.  All of the Material Contracts which are to be transferred to Buyer at Closing have not been further modified, or amended.  A Material Contract shall mean a Contract which involves payments, performance of services or delivery of goods by or to Seller after the Closing Date in an amount or value of two thousand dollars ($2,000.00) or more.

5.4

Litigation; Compliance with Laws. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller’s knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of Seller’s knowledge, threatened, or any order, injunction or decree outstanding which, if decided unfavorably, would cause Buyer to incur loss or damage in excess of five thousand dollars ($5,000.00) which has not or will not have been resolved by Seller prior to Closing.

5.5

Personal Property.  Seller has, or will have on the Closing Date, good and marketable title (which includes leasehold title if applicable) to the personal property to be transferred to Buyer on the Closing Date pursuant to subject to equipment leases, purchase money contracts, and similar security interests to be assumed by Buyer.

5.6   Disclaimer of Warranties and Representations From Seller; AS IS; Indemnity.

(a). Personal Property.  Except as otherwise expressly set forth in this Agreement, this Agreement is executed, and the personal property will be transferred, without any warranty of title, either express or implied, and without any express or implied warranty or representation as to the merchantability or fitness for any purpose of any of the equipment or other personal property included in the Assets, and without any other express or implied warranty or representation whatsoever.

(b).   Disclaimer.  Except as otherwise expressly set forth in this Agreement, the transaction contemplated hereby shall be without any express, implied, statutory or other warranty or representation as to the condition, quantity, quality, fitness for particular purpose, freedom from vices or defects, conformity to models or samples of materials or merchantability of any of the Assets, their fitness for any purpose, and without any other express, implied, statutory or other warranty or representation whatsoever.  In addition, except as otherwise expressly set forth in this Agreement, Seller makes no warranty or representation, express, implied, statutory or otherwise, as to the accuracy or completeness of any data, reports, records, projections information or materials now, heretofore or hereafter furnished or made available to the Buyer in connection with this Agreement including, without limitation, any description of the Assets, pricing assumptions, or the environmental condition of the Assets or any other materials furnished or made available to Buyer by Seller or its agents or representatives; any and all such data, records, reports, projections, information and other materials furnished by Seller or otherwise made available to Buyer are provided to Buyer as a convenience, and shall not create or give rise to any liability of or against Seller; and any reliance on or use of the same shall be at Buyer’s sole risk.

6.  Representations of Buyer.  Buyer represents to Seller as follows:

6.1

Buyer’s Organization.  Buyer is a corporation organized, existing, and in good standing under the laws of Utah and has the full corporate power and authority to enter into and to perform this Agreement.

6.2

Authorization of Agreement.  The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action the Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3 Consents of Third Parties.  The execution, delivery and performance of this Agreement by Buyer will not (a) violate or conflict with the articles of organization or by-laws of Buyer; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer.

6.4 Litigation.  There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer’s knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer’s knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a material effect upon Buyer’s ability to perform its obligations under this Agreement.

7.  Further Agreements of the Parties.

7.1 Access to Information.  Buyer shall have access to information and other Assets for due diligence investigation purposes and to facilitate an orderly transition in the management of those Assets in anticipation of Closing.  In addition, Seller will make available to Buyer its financial statements and shall cooperate and instruct Seller’s independent auditors to cooperate, at Buyer’s expense, in preparing the financial statements which Buyer will, or such designee may, be required to file with the Securities Exchange Commission.

7.2 Notice of Changes and Events.  Each party shall promptly notify the other party in writing, and furnish to such party any information that such party may reasonably request, with respect to the occurrence of any event or the existence of any state of facts that would (i) result in the party’s representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (ii) impair the party’s ability to perform its obligations under this Agreement.

7.3 Expenses.  Except as otherwise specifically provided in this Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

7.4 Publicity.  Buyer and Seller shall consult with each other before issuing any public announcement or press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or regulation or rule of any stock exchange or organized securities market on which the securities of Buyer or Seller’s securities listed or traded, will not make a public announcement or issue a press release prior to such consultation.  If Buyer or Seller is so required to make a public announcement or issue a press release such party shall use its best efforts to inform the other party hereto prior to making or issuing it.

7.5 Preservation of Records.

(a).  Buyer agrees that, without expense to Seller, Buyer shall preserve and keep the records and shall give Seller reasonable access to such records and to personnel during regular business hours if needed for any bona fide purpose.

(b). Buyer agrees that Buyer shall not destroy the records described in Subsection (a).

7.6 Confidentiality.  Seller and Buyer hereto covenant and agree that the terms and provisions of this Agreement and all information and data obtained in connection with this Agreement shall be treated as confidential.  If this Agreement is terminated for any reason, the foregoing covenant shall survive the termination; if this Agreement is not so terminated then the foregoing covenant shall be deemed terminated at Closing.

7.7   Termination.  This Agreement shall be terminated at any time prior to the Closing:

(a). by mutual written agreement executed by Seller and Buyer; or

(b). by either party if applicable law prohibits the consummation of the sale and purchase of the Assets pursuant to this Agreement or if, at the Closing Date, any action, proceeding or investigation shall have been instituted or threatened in writing by any governmental agency seeking to enjoin, restrain, prohibit, impose material conditions upon or obtain substantial damages in respect of, the transactions contemplated by this Agreement.

8.  Default; Remedies; Arbitration.

8.1 Default; Remedies.  Time is of the essence of this Agreement. If either party fails or refuses to carry out this Agreement according to its terms, the other party shall be entitled to the remedies set forth below.

8.2 Arbitration.  This Agreement shall not be subject to termination except as specifically provided in this Agreement.  Any question, controversy or claim arising under or relating to this Agreement, including without limitation any such matter pertaining to an alleged event having a Material Adverse Effect or any adjustment of the Purchase Price, or for any breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and the provisions of the laws of Nevada relating to arbitration, as said rules and laws are in effect on the date of this Agreement.  The arbitration shall be conducted in Las Vegas, Nevada, by and before a single arbitrator, who is experienced in the problem or problems in dispute, to be agreed upon by the Seller and Buyer, or if they are unable to agree upon an arbitrator within ten (10) days after written demand by either party for arbitration, then, at the written request of either party, the arbitrator shall be appointed by the American Arbitration Association, Proceedings to obtain a judgment with respect to any award rendered hereunder shall be undertaken in accordance with the law of the State of Nevada including the conflicts of laws provisions thereof.

            Each party shall pay one-half of the arbitrator’s fees and expenses.  Upon application to the arbitrator, the parties shall be entitled to limited discovery, including only exchange of documents and only depositions on such terms as the arbitrator may allow for purposes of fairness and to reduce the overall time and expense of the arbitration.

9.  Indemnification and Related Matters.

9.1 Indemnification.

(a).  Buyer agrees to save, defend, indemnify and hold Seller and its officers and directors, parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys’ fees incurred with respect to third parties (“Damages”) resulting from, based upon, or arising out of:

(i)  any breaches, occurring before, at or after Closing, of Contracts, Long Term Leases, permits, licenses, and all other agreements and obligations transferred or assigned to Buyer;

(ii)  the operation, management or condition of the Assets, whether arising before, at or after the Closing, excluding only those matters covered by Section 8 above; and

(iii)  all matters assumed by the Buyer pursuant to any and all provisions of this Agreement or any related agreement.

(iv)  all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys’ fees (incurred with respect to third parties), with respect to the foregoing.

9.2 Determination of Damages; Claims.  In calculating any amounts payable to Seller pursuant to Section 9.1 (a), Buyer shall receive credit for (i) any reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries.

10.  Miscellaneous.

10.1 Finders.  Buyer and Seller respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it.  Buyer shall indemnify and hold Seller harmless from and against any and all claims for brokers’ commissions made by any third party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

10.2 Entire Agreement.  This Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

10.3 Governing Law.  Seller and Buyer each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in Nevada and to the arbitration described in Section 8 of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada.

10.4 Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

            If to Buyer to:

Security Solutions Group, Inc.

3651 Lindell Rd Suite D-150

Las Vegas NV 89103-1200

            If to Seller, to:

DMP Holdings, Inc.

175 E. 400 So., Ste. 610

Salt Lake City, UT 84111

10.5 Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

10.6 Further Assurances and Assistance.  Buyer and Seller agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement, whether before, at or after the Closing.  Seller agrees that, at any time and from time to time after the Closing, it will execute and deliver to Buyer such further assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer’s title to the Assets.

10.7 Survival.  The terms, covenants, agreements, representations and warranties contained in or made pursuant to this Agreement together with all indemnities and undertakings contained herein shall survive the Closing, subject to the time limits specified herein, if any, delivery of the Purchase Price and delivery and/or recordation of the instruments of conveyances and assignment, bills of sale, assignments of contract rights and other closing documents, and shall not be deemed to have been merged in any of the documents delivered at the Closing, irrespective of any investigation made by or on behalf of any party.

10.8 Waiver.  Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing and signed by the party waiving such provision.

10.9 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as expressly set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, including any such person or entity asserting rights as a third party beneficiary with respect to environmental matters.  No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign its rights under this Agreement to one or more designees, but no such assignment by Buyer of its rights or obligations hereunder shall relieve Buyer of any of its obligations to Seller under this Agreement.  Further, no such consent shall be required of Seller to assign its rights or obligations under this Agreement to one or more Affiliates of Seller, but no such assignment by seller of its rights or obligations hereunder shall relieve Seller of any of its obligations to Buyer hereunder.

10.10    Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

10.11 No Recordation.  Neither this Agreement nor a memorandum hereof shall be recorded in any jurisdiction or public record.

10.12 No Presumptions.  This Agreement is a result of negotiations between Seller and Buyer, both of whom are represented by counsel of their choosing.  No presumption shall exist in favor of either party concerning the interpretation of the documents constituting this Agreement by reason of which party drafted the documents.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement of Substitution effective as of the date first above written.

SELLER:

BUYER:

DMP Holdings, Inc.

Security Solutions Group, Inc.

_/s/ Daryl Regier______________

_/s/ Phil Viggiani______________

Name: Daryl Regier

Name: Phil Viggiani

Title: Director

Title: President

_/s/ Marc Hamilton_____________

Marc Hamilton

Title: Director